As filed with the Securities and Exchange Commission on July 31, 1998.

                                                         Registration No. ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                     16-1494566
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                  15 Link Drive
                           Binghamton, New York 13904
                                 (607) 722-3800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Dr. Geoffrey T. Burnham
                 President, Chairman and Chief Executive Officer
                                  15 Link Drive
                           Binghamton, New York 13904
                                 (607) 722-3800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Walter M . Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 486-4911

                                 --------------

Approximate date of commencement of proposed sale to the public: On such date as the Selling Stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================================================================
                                             Proposed
                             Amount to       maximum        Proposed maximum     Amount of
Title of each class of           be       offering price   aggregate offering   registration
securities to be registered  registered    per unit(s)          price(s)            fee
--------------------------------------------------------------------------------------------
  Common Stock, par value
      $.01 per share         1,650,000      $1.046875          $1,727,344          $510
============================================================================================

(1) Based on the average of the high and low prices of the common stock reported on the Nasdaq SmallCap Market on July 27, 1998 of $1.046875 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                              Cross Reference Sheet

Item Number and Caption                  Heading in Prospectus
-----------------------                  ---------------------

1.  Forepart of the Registration         Front Cover Page
    Statement and Outside Front Page of
    Prospectus

2.  Inside Front and Outside Back Cover  Table of Contents; Available
    Pages of Prospectus                  information; Documents Incorporated by
                                         Reference

3.  Summary Information, Risk Factors    Prospectus Summary; Risk Factors
    and Ratio of Earnings to Fixed
    Charges

4.  Use of Proceeds                      Use of Proceeds

5.  Determination of Offering Price            *

6.  Dilution                                   *

7.  Selling Security Holders             Selling Stockholders

8.  Plan of Distribution                 Plan of Distribution

9.  Description of Securities to be      Description of Securities
    Registered

10. Interest of Named Experts and        Experts; Legal Matters
    Counsel

11. Material Changes                           *

12. Incorporation of Certain             Incorporation of Certain Documents by
    Information by Reference             Reference

13. Disclosure of Commission Position    Disclosure of Commission Position on
    on Indemnification for Securities    Indemnification for Securities Act
    Act Liabilities                      Liabilities

----------
* Not Applicable.

                                                           SUBJECT TO COMPLETION
PROSPECTUS                                                   DATED JULY 31, 1998

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                        1,650,000 shares of Common Stock

                              ------------------

      This Prospectus relates to the sale of up to 1,650,000 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Semiconductor Laser International Corporation (the "Company ") which may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares were issued on June 8, 1998 in a private placement. See "Prospectus Summary-Recent Developments-June 1998 Private Placement" and "Selling Stockholders".

      The Shares may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. No underwriting arrangements have been entered into by the Selling Stockholders. In addition, as none of the Selling Stockholders have advised the Company whether or not they have any current intention of selling any of the Shares, the Company is unable to predict whether or when any of the Selling Stockholders will determine to proceed with sales of the Shares, as such determination will be made solely at the discretion of each Selling Stockholder. The distribution of the Shares by the Selling Stockholders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Securities Act, with respect to the Shares offered. See "Plan of Distribution. "

      The Company has agreed to bear all out of pocket expenses, other than selling discounts and commissions, in connection with the registration of all of the Shares which may be offered by the Selling Stockholders, estimated to be approximately $10,000.

      The Common Stock and certain warrants (the "Registered Warrants") to purchase Common Stock are quoted on the Nasdaq SmallCap Market under the trading symbols "SLIC" and "SLICW," respectively. On July 27, 1998, the last reported sale prices of the Common Stock and the Registered Warrants were $1.046875 per share and $0.25 per Registered Warrant, respectively.

      THESE SECURITIES WHICH MAY BE OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING AT PAGE 9 OF THIS PROSPECTUS.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                 The date of this Prospectus is August __,1998.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made electronically with the Commission through its "EDGAR" system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR. Reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

      (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the Commission on April 13, 1998;

      (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 filed with the Commission on May 15, 1998; and

      (c) All other reports and other documents filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since March 31, 1998.

      In addition, all documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein from their respective dates of filing. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement and herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). The Company will also furnish, without charge, to any such person upon such person's written or oral request, a copy of the Company's most recent Annual Report to Stockholders. Any such request should be directed to Dr. Geoffrey T. Burnham., Semiconductor Laser International Corporation, 15 Link Drive, Binghamton, New York 13904, telephone number (607) 722-3800.

                               PROSPECTUS SUMMARY

      This summary is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or in the documents incorporated herein by reference. The summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "Form 10-KSB") in and the Form 10-QSB for the quarter ended March 31, 1998 (the "Form 10-QSB"), each of which is incorporated herein by reference. Each prospective investor is urged to read this Prospectus and the Form 10-KSB and Form 10-QSB in their entirety.

                                   THE COMPANY

General

      Semiconductor Laser International Corporation (the "Company") is a leading developer and producer of high power semiconductor diode lasers ("HPDLs"). The Company currently manufactures HPDLs for a variety of applications across numerous industries, including medical, manufacturing, optical storage, telecommunications, printing and military. Since its inception in 1993, the Company has been primarily engaged in developing and improving upon the use of patented technology (known as Desorption Mass Spectrometric Control ("DMS")) to control and increase the reliability of a commonly known laser manufacturing process referred to as Molecular Beam Epitaxy ("MBE"). The Company has supplemented its own research and development with that of several universities and research institutions including the United States Air Forces' Wright Laboratory and Northwestern University Center for Quantum Devices. The use of the DMS technology (exclusively licensed to the Company by the United States Air Force (the "Air Force") through the year 2004 pursuant to a license agreement (the "License Agreement")) to control the MBE production of HPDLs not only offers significant cost advantages over the MBE production of HPDLs without DMS but, more importantly, also offers significant cost advantages over the currently prevailing manufacturing process for HPDLs known as Metal Organic Chemical Vapor Deposition ("MOCVD"). In addition, the Company was granted an exclusive worldwide license from Northwestern University relating to aluminum free HPDLs, which generate greater power and evidence substantially longer life and greater reliability than existing HPDLs. The Company's commitment to research and development, as well as its unique practical experience, has made it one of the few companies in the world with the technical expertise necessary for the production of commercially viable HPDLs. The Company is currently capitalizing on such advantages and producing HPDLs which meet or exceed the quality standards of existing HPDLs, at lower cost, thereby permitting the Company to reduce the prices charged for HPDLs and facilitate new market applications for HPDL products. See "Prospectus Summary-The Company-Strategy."

      The Company manufactures its products at a newly constructed, state-of-the-art, ultra-high technology facility in Broome County, New York built to the Company's specifications. The Company currently utilizes 15,000 square feet at such location, including a 4,500 square feet class 1,000 clean room and plans to ultimately expand its operations to 60,000 square feet. See "Prospectus Summary-The Company-Manufacturing Facility."

      The Company was incorporated in New York in September of 1993 and reincorporated in Delaware in September 1997.

Industry Background

      Lasers produce a beam of radiation in the electromagnetic spectrum which can be varied in intensity and wavelength depending upon the desired application. This variable intensity enables high-powered lasers to be used as power sources in a broad range of applications, including the materials processing, fiber optic, telecommunications, printing, medical, dental, automotive, machining, and optical data storage and DVD markets. HPDLs are increasingly replacing traditional technologies, including other types of high power lasers, in these and other applications, as HPDLs are generally less complex, smaller, more reliable, more durable and/or more powerful than their predecessor technologies. As a result, while worldwide sales of HPDLs in 1994 were approximately $100 million, they are expected to reach in excess of $1 billion by 2001, according to industry surveys conducted by two separate marketing firms retained by the Company.

      The kind and number of applications that can benefit from utilizing HPDLs include all applications requiring intense and efficient power, particularly where reliability, long useful life (without adjustment or replacement of parts) and, in some applications, smaller size and/or adaptability to fiber optic coupling are significant. The immense variety and magnitude of these applications and potential applications is creating an expanding demand for HPDLs and, if lower prices for HPDLs can be achieved, it is anticipated that new applications requiring lower priced HPDLs will create significant additional demand.

Strategy

      The Company is currently competing against the existing MOCVD produced HPDLs by producing HPDLs which it believes exceed the quality standards of such competitive products and are produced at substantially lower costs. The Company believes that at such time that high volume sales of individual products are made, its new manufacturing technology will permit it to reduce the prices charged for and to be a high volume manufacturer of HPDLs of superior power and longevity and greater reliability. The Company is seeking to capitalize on such opportunities through its manufacturing, marketing and research strategies.

      The Company's manufacturing strategy is to take advantage of the advance in HPDL manufacturing technology made possible through its DMS/MBE process and through its acquisition of rights relating to aluminum free HPDLs. The Company currently controls all stages of HPDL manufacturing, including all aspects of the processing and packaging of its HPDL products, at its own manufacturing facility where it utilizes the full benefit of its research and development efforts to date. The Company plans to carry out a program of continuous improvement and expansion of its manufacturing capabilities through the ongoing purchase of equipment incorporating further improvements, as developed, and the expansion of its manufacturing space, as needed, to capitalize on anticipated commercial market acceptance of its products.

      The new, state-of-the-art equipment recently acquired by the Company for its manufacturing facility incorporates the developments and modifications which the Company had previously made to the DMS/MBE technology.

      The Company believes that it has established, within the HPDL marketplace, the credibility of its products, i.e. their comparable quality to those of current HPDL manufacturers and their substantially lower cost. The Company's initial marketing strategy is focused on finding potential customers to consider the applicability of its products to existing and new uses. The Company believes that once the quality of its product line and the lower prices charged for its products is fully recognized, it will be able to achieve significant market penetration. The Company participates in trade shows and publicizes its improvements in scientific and trade journals.

      The Company engages in ongoing research and development efforts to improve its manufacturing process and new product development. The Company is also involved in research and development partnerships with a number of academic institutions which provide the Company, through their research collaboration, with access to new technologies, new product applications, quality control measures, testing equipment, and experienced research personnel.

License Agreement with the Air Force. The Company has an exclusive ten year license on the DMS technology as it applies to laser technology, pursuant to its License Agreement with the Air Force. The Air Force has received a patent with respect to the DMS technology. The License Agreement is not assignable, other than to the Company's subsidiaries, without the prior written approval of the Air Force. Under the License Agreement, the Company is obligated to pay royalties of .5% on all gross sales (other than sales to or for the U.S. Government) of each laser or laser related product that was produced utilizing any method defined in the Air Force's patent. In addition to the royalty payments, the Company is obligated to pay a minimum royalty of $20,000 beginning with the fifth year of the License Agreement (March 30, 1999). The Company was required under the License Agreement to satisfy the Air Force that it had taken effective steps to exploit the licensed technology commercially. The Company's products currently being manufactured and sold represent the commercial exploitation of the License Agreement as required by its terms. Failure to have complied with this requirement could have resulted in loss of exclusive rights under the License Agreement, which loss would have had a material adverse affect on the Company. Any improvements developed by the Company of the licensed technology will be the sole property of the Company. After 2004, unless extended, the License Agreement will become nonexclusive. The Air Force has a royalty free right to employ the DMS technology in non-commercial production of HPDLs for its own use.

Northwestern License. In September 1996, the Company entered into a license agreement (the "Northwestern License") with Northwestern University granting the Company exclusive worldwide rights relating to aluminum free HPDLs under patent rights of Northwestern University. Under the Northwestern License, an initial licensing fee was paid along with a small number of shares of Common Stock. An additional small issuance of Common Stock occurred in November 1997. The Northwestern License also provides for royalties on net sales as well as a share of any payments received by the Company with respect to sub-license fees. Certain obligations must be met by the Company in order to maintain the Northwestern License, all of which the Company believes that it will fully satisfy.

      With the benefit of the Northwestern License, the Company is completing plans for the manufacture and sale of aluminum free HPDLs. The significant advantage over existing HPDLs is the ability of aluminum free HPDLs to generate greater power while evidencing substantially longer life and greater reliability. The Company has received substantial interest in the aluminum free HPDLs and believes it will offer major competitive advantages to the aluminum based products of its competitors. The Company believes that the patent rights and the Northwestern License cover all production methods, including, but not limited to MBE and MOCVD. The Company believes that attempts by others to develop equivalent aluminum free technology could infringe on its exclusive rights. Enforcement of these rights will require coordination by the Company with Northwestern University. The Company believes that the exclusive right granted under the Northwestern License constitutes a major competitive advantage. However, the Company further believes that even if such rights are ultimately determined not to cover other manufacturing methods, or if Northwestern University determines not to pursue infringement actions, such a determination will not materially adversely impact its financial condition and results of operation and that the Company will be able to compete effectively with third party competitors using other manufacturing methods. At this time, no litigation has been instituted by the Company, Northwestern or any third party with respect to the scope of the patent rights and under the Northwestern License.

Current and Future Markets

      The Company has been selling its products to customers for use in a wide range of applications requested by customers. For a description of existing products see "Prospectus Summary - Manufacturing and Products." A purchaser of the Company's products will typically incorporate the products into a particular device or application developed by such purchaser. Depending upon a customer's needs, the products purchased from the Company can either be sold in an unpackaged processed form or in a packaged processed form. In situations where packaged products are sold, they generally provide the Company with a substantially higher profit margin.

      There are many industries which are currently engaged in product and design programs for which specialized HPDLs will be essential. The development of one or more of these areas could greatly increase the demand for the Company's products. It should be noted that the Company may be required to expand its operations in order to meet such potential demand and that there can, however, be no assurance that such increased demand for the Company's products will occur or that the Company will be able to sufficiently expand its operations to meet such increased demand.

Manufacturing Facility

      The Company is currently operating a single-wafer V-80H DMS controlled MBE machine at its manufacturing facility. The Company's manufacturing facility (15,000 square feet) includes all related facilities and equipment necessary for production, such as a 4,500 sq. ft. class 1,000 clean room and the tooling and testing equipment for its production processing line. The Company intends (based on its current expectations of product demand during 1998, of which there can be no assurance) to install an additional wafer producing machine in the latter part of 1998. Thereafter, further expansion and additional equipment and production lines can be effected, as needed. The Company is also considering the purchase of additional manufacturing and packaging equipment and the expansion of its facilities.

      On December 18, 1996 the Company entered into an agreement (the "Sale and Leaseback Agreement") with the Broome County IDA, in which the Company sold and leased back its manufacturing facilities and equipment. The sale price was $1.00 and the lease payment is $1.00 per year for twenty years. In accordance with the Sale and Leaseback Agreement, the Company has the unilateral right at any time to purchase from the Broome County IDA all assets sold to them for the price of $1.00. The Sale and Leaseback Agreement also provides that the Company would make payments in lieu of taxes at a rate dependent on employment levels. All rights of ownership in the facilities and equipment remain with the Company. This transaction was reflected on the books of the Company as if there were no Sale and Leaseback on the basis that the monetary values of the transaction and the property rights did not represent in substance a true sale and leaseback transaction.

Manufacturing and Products

General

      The manufacturing process for the growth of HPDL wafers and the further manufacturing steps necessary to process and package these wafers into bars, chips and multi-bar stacked arrays in original equipment manufacturer ("OEM") or end user ready format is a highly technical process. The general description of these processes which follows necessarily simplifies the essentials and by its nature does not include many of the more intricate elements involved in successfully carrying out the complex growth and manufacture of HPDLs.

Growth

      The two principal growth methods which have been developed to manufacture HPDLs are MOCVD, the process that the Company believes is used by most of its competitors (including SDL, Inc. ), and MBE, the process which the Company is using. MOCVD has been the prevailing manufacturing process to date, even though the yields of acceptable or usable wafers associated with this process (when compared with the total number of wafers grown) are believed to be as low as 10%. The MBE process has historically had even lower useable wafer yields. However, by monitoring and controlling the MBE production process with its licensed DMS technology, the Company has developed what it believes to be a process capable of producing significantly higher yields of acceptable or usable wafers (which meet the quality standards of existing MOCVD produced HPDLs) and, thus, of producing such wafers at a significantly reduced cost per wafer.

      Prior to the development of DMS, the MBE process had limited success in producing repeatable, high quality wafers that met the precise specifications necessary for HPDLs. This resulted from an inability to sufficiently control the growth process on a layer by layer basis. With DMS hardware and software controls added to MBE, the Company has the ability to produce uniform HPDLs with significantly higher yields of acceptable or useable wafers.

      An additional cost advantage associated with the DMS controlled MBE process is that while 100% of the wafers produced with MOCVD require testing (due to the inherent lack of uniformity and reproducibility of the MOCVD process output) only a 20% sample of the wafers produced with the DMS/MBE process need to be tested (due to the inherent uniformity of the MBE output when DMS is used to control the process). In addition, while an MOCVD wafer growth production run takes less time then an MBE wafer growth production run, the time required to load and unload the wafers and to prepare each wafer for growth is less with the MBE process. As a result, overall production times associated with the MOCVD and the MBE/DMS growth manufacturing processes are basically equivalent.

      Since the Company acquired the exclusive rights to the aluminum-free technology from Northwestern University (see "Strategy") the Company has embarked upon a development program to ascertain the most cost effective production technique for this technology. The Company is evaluating MOCVD, gas source MBE and solid source MBE/DMS. The Company currently has a number of aluminum-free wafers in processing and expects to have the preliminary results on this new product line within the next several months. See "Prospectus Summary - The Company-Strategy."

Processing

      After the growth process is completed and the wafers have been tested (a complicated process requiring dedicated testing equipment) acceptable wafers are processed and cut (a process referred to as cleaving) into one centimeter individual laser bars. Each laser bar contains multiple laser chips or laser emitters. The actual number varies depending upon the desired power characteristics of the laser chip or emitter. The surface of the bars is then given optical facet coatings in order to create the laser beam path that is formed by the laser mirrors.

Packaging

      The Company currently offers numerous packages, fitting the chips and bars for unique applications, higher power output and fiber optic coupling. Although many of the bars and chips are sold raw and unpackaged, the Company offers packaging as a way to attract additional customers.

      The final steps in the production process are the actual assembly and packaging of the fully processed chips and bars into an OEM or end user ready format. The Company's packages include a range of products, from single chip devices, such as the C-Mount, the 9 mm package and the 5.6 mm pulse package, to multiple chip devices up to 5 watts CW, such as the single-LD bar, LT-bar, LS bar and SLD-bar packages and the stacked array packages and various fiber coupled lasers up to 35 watts CW and 100 watts QCM. Customers' applications and preferences dictate which package is best for their needs, and adaptations of packages for specific product requirements can be designed. Wherever appropriate, portions of the packaging process may be subcontracted by the Company. Each packaging configuration can be utilized for different applications with the principal differences being the power of the laser diode device or its output and/or coupling connections. The sizes of the typical HPDL products are merely a function of industry convention. Thus, the one centimeter single-laser bar size could be easily modified by the Company or its competitors to a different size.

      The principal executive offices of the Company are located at 15 Link Drive, Binghamton, New York 13904, telephone number: (607) 722-3800.

                               RECENT DEVELOPMENTS

June 1998 Private Placement

      On June 8, 1998, the Company completed a private placement (the "Private Placement") of 1,650,000 shares of its Common Stock, for an aggregate purchase price of $1,237,500. The shares of Common Stock were issued and sold by the Company without registration under the Securities Act in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and
Section 506 of Regulation D promulgated under the Securities Act in that they were sold solely to "accredited investors" as defined in Rule 501 (a) of the Securities Act. The placement agent for the shares (the "Placement Agent") was paid $185,625 for commissions and expenses. After deducting the Placement Agent's commissions and expenses of $185,625 in the aggregate, the net proceeds of the Private Placement to the Company were $1,051,875. The net proceeds of the Private Placement are being used for working capital and general corporate purposes.

      The Company has agreed to file the Registration Statement within 45 days of the receipt of a request from the purchasers and to use its best efforts to have it be declared effective by the Commission.

      Placement agency fees of $185,625 have been charged against the gross proceeds of the offering in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 5-A, "Expenses of Offering."

      In connection with the Private Placement the Company has agreed with the Placement Agent that it would enter into an agreement with a financial public relations firm to be selected by the Placement Agent pursuant to which the Company would receive a range of services including the establishment of contact with a number of brokers, the preparation of certain reports and the arrangement of broker teleconferences. In consideration of the services to be provided, the Company has paid to the Placement Agent the sum of $50,000.

      The Shares being offered hereby comprise of those issued by the Company in the Private Placement. The issuance of shares of Common Stock and the registration of such shares under the Securities Act may have a depressive effect upon the market in that there may not exist sufficient depth or breadth in the market for the Common Stock to absorb the sale of additional shares that may come to the marketplace by reason of such issuance.

                                  THE OFFERING

Common Stock Outstanding on the
  date of this Offering(1).........    10,039,552 shares

Risk Factors ......................    This offering involves a high degree of
                                       risk. See "Risk Factors."

Use of Proceeds ...................    All of the proceeds of this offering
                                       will be paid to the respective Selling
                                       Stockholders and none of the proceeds
                                       will be received by the Company. See
                                       "Use of Proceeds."

Nasdaq SmallCap Symbol

     Common Stock .................    SLIC

     Registered Warrants ..........    SLICW

----------
(1) Does not include (i) 250,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (the "Plan"), of which 141,305 shares have been reserved for currently outstanding options, (ii) 112,604 shares issuable upon exercise of options and warrants issued outside of the Plan to certain executive officers, non-employee directors and consultants,
    (iii) 2,118,000 shares issuable on exercise of the Registered Warrants, (iv) 750,000 shares issuable upon exercise of the MDC Warrants, and (v) 20,000 shares issuable upon exercise of warrants issued to another consultant to the Company.

                                 RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus should be considered carefully in evaluating the Company and its business. An investment in the Shares is suitable only for those investors who can bear the risk of loss of their entire investment.

Special Note Regarding Forward-Looking Statements and Risk Factors

      Certain statements in this Prospectus, including information set forth in the Company's Form 10-QSB for the quarter ended March 31, 1998 and Form 10-KSB for the year ended December 31, 1997 filed under the Exchange Act, which are incorporated by reference herein, constitute or may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Litigation Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements included in this Prospectus (including the documents incorporated herein by reference) or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company, involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, history of significant losses, need for additional capital, risks associated with the manufacturing process, certain patent and technology considerations, competition and technological changes, governmental regulations, dependence upon key personnel and other risks detailed in the Company's Commission filings, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein. Risk factors and investment considerations which may materially affect the Company, impact upon any forward looking statements, and which otherwise should carefully be considered, include the following:

      History of Significant Losses; Accumulated Deficit; Shareholders' Deficit; Anticipated Future Losses. Through March 31, 1997, the Company was classified as a development-stage company for financial accounting purposes by reason of the fact it has not generated significant revenues from operations prior to such date. Since that date, the Company has continued to incur significant losses. The Company has incurred operating losses in each period since its inception, resulting in an accumulated deficit at March 31, 1998 of $13,844,928 and has continued to incur losses through the date hereof. It is anticipated that the Company will continue to incur losses for the immediate future until it is able to generate sales levels sufficient to support its operations. There can be no assurance that the Company will be able to achieve profitable operations.

      Need for Additional Capital. The Company has experienced significant losses, which losses are continuing. The Company believes that on an operating basis it can achieve break even on monthly sales of approximately $550,000. The Company believes it will begin to achieve this level of sales at some point prior to the end of 1998. There is no assurance that this projection will be met or that profits will be achieved and/or positive cash flow will be achieved. Until such time, working capital must be obtained from equity financings and/or borrowings or the Company must undertake actions to reduce operating expenses. The Company has available $700,000 from a $1,000,000 secured line of credit for purposes of providing working capital, if necessary. The line bears interest at prime plus 1.5% on the used portion and matures March 31, 1999. The proceeds from the Private Placement will not be sufficient to meet the future capital needs of the Company as currently projected. The Company intends to seek additional financing, from financial and banking institutions as well as through further equity financings. In the event that the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to obtain additional financing sooner than currently anticipated. In connection with the projected development of its business, the Company could be required to buy substantial additional equipment as well as increase the size of its manufacturing facility and expand its operating personnel. Such expansion could require substantial additional capital beyond that currently available to the Company. Such capital will have to be raised from the sale of additional equity and/or from bank or institutional financing. There can be no assurance the Company will be able to obtain additional financing including any institutional financing, when needed, on commercially reasonable terms or at all. Any inability to obtain additional financing when needed would limit the projected growth plans of the Company which would have a material adverse effect on the Company. Any additional equity financing may involve substantial dilution to the Company's then existing shareholders.

      Under certain bank loans described in Note 8 of the Company's audited financial statements included in the Form 10-KSB, the Company is obligated to maintain certain financial ratios and indicators. As of the date of this Prospectus, the Company is in compliance with such financial ratios and indicators. The Company believes that, in the event it failed to comply with such financial ratios and indicators and the bank loans were called, that the Company's financial condition and results of operations would not be materially adversely affected and that it could obtain alternative financing on substantially the same terms as the bank loans based upon the equity in the assets securing such loans. There can, however, be no assurance that the Company would be able to secure such additional financing or that the terms of such alternative financing would be on an equivalent cost basis.

    Risk Associated with the Manufacturing Process. Since its inception in 1993, the Company had been engaged primarily in research and development, business and financial planning, recruitment of key management and technical personnel, raising capital to fund operations and the development of its HPDL product prototypes. The Company has since completed the construction and equipping of the first phase of its manufacturing facility and has begun the commercialization of its products and the generation of sales revenues. During 1997, the Company began the commercialization of many of its products.

    The manufacture of semiconductor lasers such as those sold by the Company is a highly complex and precise process, requiring production in a highly controlled and clean environment with the utilization of materials free of defects and contamination. These factors have a significant impact on production yields and product reliability which in turn affect operating results and future customer acceptance. The Company as well as other semiconductor laser manufacturers have, from time to time, experienced technical production problems which have resulted in adverse financial consequences. The Company believes it has taken the appropriate steps in its development to address such problems, although no assurance can be given that the Company's systems, procedures, procurement efforts and production efforts and process are such that these problems will not be experienced in the future.

    Since the onset of full commercial production, the Company, on occasion, has been unable to manufacture certain products in quantities sufficient to meet the demands of its existing customer base and that of new customers based upon equipment and/or other technical problems arising at various points during the production process. While at this time the Company is not experiencing any significant technical manufacturing problems, there can be no assurance that technical manufacturing problems could not arise in the future. The recent growth in the Company's product demand and the expansion in the scope of its operations has placed considerable strain on the Company to continually improve a variety of operating, financial and other systems. There can be no assurance that any existing or new systems, procedures or controls will be adequate to support the Company's preparations or that its systems, procedures and controls will be designed, implemented or improved in a cost effective and timely manner. Lack of financial resources to implement, improve and expand such systems, procedures and controls in an efficient manner and at a place consistent with the Company's business could have a material adverse impact on the Company's business and results of operations.

      Competition; Rapid and Fundamental Technological Change. The HPDL market is highly competitive. Many of the Company's competitors have substantially greater financial, manufacturing, personnel, technological, marketing, distribution, operating, administrative and other resources than the Company and have established reputations for success in the development, licensing, sale and servicing of their products and technology. In addition, the Company believes that all current competitors of the Company utilize MOCVD production methods and can be expected to vigorously assert the claim that the MOCVD technology is superior to that of the Company's DMS/MBE technology. The Company faces intense competitive pressure and may be unsuccessful even if its products and manufacturing process are superior to those of its competitors. Moreover, although the Company believes that current MOCVD methodology will be vulnerable to competition from the DMS/MBE process, competitors have been striving to improve yields under the MOCVD process and may, in the future, develop a means of making such process more cost effective. In addition, certain companies may be developing technologies or products of which the Company is unaware, which may be functionally similar, or superior, to some or all of those being developed by the Company. There can be no assurance that the Company will be able to compete successfully with these companies or other competitors. As the market for the Company's products grows, new competitors are likely to emerge. Additional competition could adversely affect the Company's operations. Moreover, the HPDL market is characterized by extensive research and rapid technological change. The development by others of new or improved products, processes or technologies may make the Company's current or future products obsolete or less competitive than currently anticipated. There can be no assurance that advances in other or alternative technologies will not make the Company's products obsolete or less competitive.

      Dependence on Third Party Suppliers of Raw Materials and Components. The Company's products require high quality raw materials and components which the Company purchases from others. The Company's ability to manufacture its products will depend upon its ability to establish commercial relationships with at least some of such suppliers. The Company does not maintain, and does not intend to maintain, supply agreements with any of its suppliers (intending instead to purchase needed raw materials and components pursuant to purchase orders in the ordinary course of business). The Company's production will also be dependent upon its suppliers satisfying the Company's performance and quality specifications and dedicating sufficient production capacity to meet the Company's scheduled delivery times. There can be no assurance that the Company will be able to establish any commercial relationships with suppliers or, if it is able to do so, that such suppliers will be able to satisfy the Company's scheduled delivery or performance requirements or have sufficient production capacity to satisfy such requirements during any period of sustained demand. Failure or delay by the Company's suppliers in supplying the Company with needed raw materials and components would adversely affect the Company's operating margins and the Company's ability to manufacture and deliver products on a timely and competitive basis, which could, in turn, have a material adverse effect on the Company.

      Dependence Upon Exclusive Rights to the DMS Technology and Aluminum Free Technology; Uncertainty of Intellectual Proprietary Rights; No Assurance of Enforceability or Significant Competitive Advantage The Company's rights to the DMS technology are governed by the Company's License Agreement with the Air Force. The Company's rights to aluminum free technology are governed by the Northwestern License. The Company's success and potential competitive advantage are dependent upon its ability to exploit the technology under both such agreements and to do so, if possible, on an exclusive basis. Accordingly, the Company considers patent protection for such DMS technology, and its trade secrets relating thereto, to be critical to the Company's business prospects. While both licenses are based on patents received by the Air Force and Northwestern University, respectively, there can be no assurance, however, that the patents will not be invalidated, circumvented or challenged. Moreover, no applications for patent protection in foreign countries have yet been made. There can also be no assurance that others will not independently develop, or have not already developed, similar or more advanced technologies than the Company's technology; that others will not design around or have not already designed around aspects of the technology and/or the Company's trade secrets developed therefrom; or that the steps taken by the Company and the Air Force, to date, will prevent misappropriation of the DMS technology. In addition, to the extent that consultants, key employees or third parties apply technological information independently developed by them or others to Company projects, disputes may arise as to the proprietary rights to such information. The laser industry is characterized by frequent litigation regarding patent and other intellectual property rights. Litigation may be necessary in the future to enforce the intellectual properly rights of the Company or to determine the validity and scope of the proprietary rights of others. There can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If the Company's products or proposed products are deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages which could also have a material adverse effect on the Company.

      The Company has been advised by another company that it believes that the Northwestern License does not cover the production of aluminum free HPDLs under manufacturing methods other than MOCVD. At this time, no litigation has been instituted by the Company, Northwestern or any third parry with respect to the scope of the patent rights under the Northwestern License and no assurance can be given either as to what enforcement action, if any, will be taken by Northwestern and the Company or as to the outcome of any such action, if taken.

      Potential Product Liability Claims. The products that the Company will market are intended for use by commercial end users and OEMs in their end products. Some of the Company's products may become critical components in medical and surgical devices or in printing, data storage and data transmission and communications systems. The use of HPDLs is regulated by the Center for Disease and Radiological Health because the misuse or mishandling of such products could result in injury from exposure to the laser light emissions. A malfunction of the Company's products in any application could result in tort lawsuits based on injuries resulting from such malfunctions, or in contract damages lawsuits resulting from the high costs of repairing or replacing the Company's HPDLs in applications such as satellites or fiber cables or due to lost profits for data transmission down time. There can be no assurance that the Company's warranty disclaimers and liability limitations and adherence to safety standards will be effective in limiting the Company's liability for any such damages Moreover, while the Company maintains product liability insurance in the amount of $1,000,000 per occurrence with a $2,000,000 aggregate limit, there can be no assurance that this insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured claim against the Company could have a material adverse effect on the Company.

      Potential Adverse Impact of Environmental Regulations. The Company is, and will be, subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous or regulated chemicals used in its manufacturing processes. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Further, such regulations could restrict expansion of the Company's operations. Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous or regulated substances under present or future regulations could subject the Company to substantial liability, require costly changes in the Company's manufacturing processes or facilities, or cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's results of operations or financial condition. The Company would also be forced to eliminate certain substances from its manufacturing processes. Failure to obtain adequate replacements could result in decreased manufacturing yield, impairment of product reliability, inability to fabricate certain products, and increased manufacturing costs.

      Dependence Upon, and Need for, Additional Key Personnel. The success of the Company will be largely dependent on the abilities and continued personal efforts of Dr. Geoffrey T. Burnham, its Chairman, President, Chief Executive Officer and Chief Financial Officer whose employment agreement provides for an initial three year term commencing on October 1, 1995 and based upon the automatic one-year extensions to maintain its three year term until the agreement is terminated by either party, has been extended each year for an additional one year. Any incapacity or inability of Dr. Burnham to perform his services would have a material adverse effect on the Company. Moreover, other than key man life insurance on the life of Dr. Burnham in the amount of $1 million, the Company does not intend to have key man life insurance on the lives of its officers or employees. The success of the Company will also be dependent upon its ability to attract and retain experienced HPDL production, marketing and manufacturing personnel with the specific executive skills necessary to assist the Company. The Company faces competition for personnel from other companies, academic institutions, government entities and other organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain personnel, and the inability to do so could have a material adverse affect on the Company.

      No Dividends. Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, to finance its business operations and, accordingly, although the Company is not restricted from doing so by virtue of its Certificate of Incorporation, By-laws or any agreement, does not anticipate paying any cash dividends on its Common Stock in the reasonably foreseeable future.

      Tax Loss Carry Forwards. The Company's net operating loss carry forwards ("NOLs") expire in the years 2008 to 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity financings obtained by the Company since its inception may have resulted in an ownership change and, thus, in a limitation on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources.

      Impact of Nasdaq Listing on Marketability of Securities. The Common Stock and Registered Warrants are quoted on the Nasdaq SmallCap Market. The National Association of Securities Dealers, Inc. ("NASD") has rules which establish criteria for the continued listing of securities on Nasdaq. For continued listing on the Nasdaq SmallCap Market, a company must maintain at least $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 in net income (in the latest fiscal year or two of the last three fiscal years), a public float of at least 500,000 shares and a $1,000,000 market value, at least 300 shareholders owning 100 or more shares, a minimum bid price of $1.00 per share and at least two market makers. The Company may not be able to maintain the standards for continued listing in the future and the listed securities could, at such time, become subject to delisting from Nasdaq. If the shares or warrants are not listed or are delisted in the future, trading in the securities could be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this occurs, an investor will find it more difficult to dispose of the securities or to obtain accurate quotations as to the price of the securities and it could have an adverse effect on the news coverage of the Company.

    Disclosures Relating to Low Priced Stocks; Possible Restriction on Resales of Low Priced Stocks and on Broker Dealer Sales; Possible Adverse Effect of Penny Stock Rules on Liquidity of the Company's Securities. If the Company's securities were delisted from Nasdaq, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

    In addition, if the Company's securities were to become delisted from trading on Nasdaq and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions). For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers similar to those enumerated in the preceding paragraph and these requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market liquidity of the Company's securities and the ability of purchasers in this offering to sell the Company's securities in the secondary market.

    Certain Anti-Takeover Provisions. The Board of Directors of the Company has the authority to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention of issuing shares of preferred stock. Additionally, the Company is subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change-in-control of the Company. This provision may also reduce the likelihood of an acquisition of the Company at a premium price by another person or entity.

                                 USE OF PROCEEDS

      All of the Shares which may be sold pursuant to this Prospectus will be sold from time to time by the Selling Stockholders for their own accounts or by pledgees, donees, transferees or other successors in interest thereof. The Company will receive no proceeds from any such sales of Shares.

                            DESCRIPTION OF SECURITIES

General

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 3,000,000 shares of $0.01 par value Preferred Stock ("Preferred Stock"). As of July 23, 1998, 10,039,552 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. See "Selling Stockholders."

Common Stock

      Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. The holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Preferred Stock

      In connection with the Company's reincorporation in Delaware, the Company included within its Delaware Certificate of Incorporation, a provision authorizing the Company to issue "blank check" Preferred Stock, from time to time, in one or more series, upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock and Registered Warrants.

Registered Warrants

      In connection with the Company's initial public offering, the Company issued Registered Warrants to purchase an aggregate of 2,118,000 shares of Common Stock at an exercise price of $5.00 per share. The Registered Warrants are exercisable on or prior to March 19, 2000.

      The Registered Warrants are redeemable by the Company, upon the consent of the underwriter in the Company's initial public offering (the "Underwriter"), upon notice of not less than 30 days, at a price of $.10 per Registered Warrant, provided that the closing bid quotation of the Common Stock for a period of 30 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50) of the then effective exercise price of the Registered Warrants. The holders of the Registered Warrants will have the right to exercise their warrants until the close of business on the date fixed for redemption.

MDC Warrants

      The Company has issued warrants to MDC ("MDC Warrants") to purchase an aggregate of 750,000 shares of Common Stock with unlimited piggyback registration rights. The MDC Warrants are exercisable at the exercise prices and for the number of shares indicated: (i) 75,000 shares of Common Stock at $3.4688; (ii) 25,000 shares of Common Stock at $4.3438; (iii) 25,000 shares of Common Stock at $4.8438; and (iv) 25,000 shares of Common Stock at $5.3438, and
(b) a warrant to purchase 600,000 shares of Common Stock at an exercise price of $3.4688. Of these shares, 150,000 can be exercised at any time through October 26, 2000 and 600,000 can be exercised at any time through December 11, 2000. The shares underlying the MDC Warrants are currently subject to an effective registration statement on Form S-3.

Transfer Agent and Registrar

      The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of July 23, 1998, the number of Shares owned thereby covered by this Prospectus and the amount and percentage ownership of each Selling Stockholder after the offering of the Shares offered hereby assuming all the Shares covered by this Prospectus are sold by the Selling Stockholders. None of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company.

                             Shares of Common
                             Stock Owned                                      Percentage Of
                             Beneficially                     Shares Owned    Shares Owned
Name                         and of Record   Shares Offered   After Offering  After Offering
----                         -------------   --------------   --------------  --------------
Amexcorp. Ltd.               575,000         575,000               0               0%

Danvers Investments Limited  575,000         575,000               0               0%

Atom Corp.                   500,000         500,000               0               0%

                              PLAN OF DISTRIBUTION

      The Shares are being registered in order to facilitate their sale from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest thereof, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the Selling Stockholders. In addition, as none of the Selling Stockholders have advised the Company whether or not they have any current intention of selling any of the Shares, the Company is unable to predict whether or when any of the Selling Stockholders will determine to proceed with sales of the Shares, as such determination will be made solely at the discretion of each Selling Stockholder. The distribution of the Shares by the Selling Stockholders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      The Company will receive no proceeds from any sales of the Shares offered hereby by the Selling Stockholders. The Company has agreed to pay the filing fees, costs and expenses associated with the Registration Statement, including compliance with any state blue sky requirements, commissions and discounts of underwriters, dealers or agents, if any, and any stock transfer taxes.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Certificate of Incorporation also provides for the indemnification, to the fullest extent permitted by the General Corporation Law of Delaware, of such persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the Shares offered hereby is being passed upon for the Company by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Walter
M. Epstein, Esq., a member of the firm, beneficially owns 5,000 shares of Common Stock and 35,000 Registered Warrants.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with the Commission relating to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed as an exhibit to, or incorporated by reference into, the Registration Statement. Each statement shall be qualified in its entirety by such reference.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply information that information contained herein is correct as of any time subsequent to its date.

Until ____________________, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligtion of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information .....................................................   2
Incorporation of Certain Documents by Reference ...........................   2
Prospectus Summary ........................................................   3
The Company ...............................................................   3
Recent Developments .......................................................   7
The Offering ..............................................................   8
Risk Factors ..............................................................   9
Use of Proceeds ...........................................................  14
Description of Securities .................................................  14
Selling Stockholders ......................................................  15
Plan of Distribution ......................................................  15
Disclosure of Commission Position on Indemnification For Securities Act
 Liabilities ..............................................................  16
Legal Matters .............................................................  16
Experts ...................................................................  16

================================================================================


================================================================================

                                1,650,000 Shares


                                  SEMICONDUCTOR
                                     LASER
                                 INTERNATIONAL
                                   CORPORATION

                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                August ___, 1998

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

        The Company will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

      SEC registration fee .........................     510
      Accounting fees and expenses..................   3,000
      Legal fees and expenses.......................   5,000
      Printing expenses.............................     500
      Miscellaneous.................................   1,000
                                                     -------
        Total....................................... $10,010
                                                     =======

----------

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation, with the approval of its stockholders, to include within its Certificate of Incorporation a provision eliminating or limiting the personal liability of its directors to that corporation or its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by stockholders of the corporation.

Item 16. Exhibits.

Exhibit                       Description
-------                       -----------

1           Not Applicable

2           Not Applicable

4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of Incorporation, as amended (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No: 333-754) effective March 19, 1996).

            (B) By-Laws (Incorporated by reference to the Company's Registration Statement on Form S-1(File No: 333-754) effective March 19, 1996).

            (C) Specimen Common Stock Certificate (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No:
                  333-754) effective March 19, 1996).

5           Opinion of Davis & Gilbert LLP, filed herewith.

8           Not Applicable

12          Not Applicable

15          Not Applicable

23.1        Consent of PricewaterhouseCoopers, LLP, filed herewith.

23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

24          Not Applicable

25          Not Applicable

26          Not Applicable

27          Not Applicable

99          Not Applicable

----------

* Previously filed.

Item 17. Undertakings,

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any additional or changed material information with respect to the plan of distribution:

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     (2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Binghamton in the State of New York on July 29, 1998.

                                       By /s/ Geoffrey T. Burnham
                                          -----------------------------
                                          Dr. Geoffrey T. Burnham
                                          Chairman, President and Chief
                                          Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                      Date
---------                                   -----                      ----

/s/ Geoffrey T. Burnham          Chairman, President and           July 29, 1998
-----------------------          Chief Executive Officer
Dr. Geoffrey T. Burnham          (Principal Executive
                                 Officer and Principal
                                 Accounting Officer)


/s/  Susan M. Burnham            Vice President, Treasurer         July 29, 1998
-----------------------          and a Director
Susan M. Burnham


/s/  George Barrett              Director                          July 29, 1998
-----------------------
George Barrett


/s/  Brian J. Thompson           Director                          July 29, 1998
-----------------------
Brian J. Thompson